Exhibit 99.1

Golub Capital BDC, Inc. Announces Fiscal Year 2026 Third Quarter Financial Results
Declares Quarterly Distribution of $0.33 Per Share

NEW YORK, NY, August 3, 2026 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its third fiscal quarter ended June 30, 2026.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “Company” refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)
	June 30, 2026	March 31, 2026
Investment portfolio, at fair value	$8,196,353	$8,317,245
Total assets	$8,339,566	$8,529,697
Net asset value per share	$14.25	$14.35

	Quarter Ended
	June 30, 2026	March 31, 2026
Net investment income per share	$0.33	$0.33
Amortization of purchase premium per share	0.01	0.01
Adjusted net investment income per share[1]	$0.34	$0.34
.
Net realized/unrealized gain/(loss) per share	$(0.11)	$(0.51)
Reversal of realized/unrealized loss resulting from the amortization of purchase premium per share[1]	(0.01)	(0.01)
Adjusted net realized/unrealized gain/(loss) per share[1]	$(0.12)	$(0.52)

Earnings/(loss) per share	$0.22	$(0.18)
Adjusted earnings/(loss) per share[1]	$0.22	$(0.18)

Net asset value per share	$14.25	$14.35
Distributions paid per share	$0.33	$0.33

1     On September 16, 2019 and June 3, 2024, the Company completed its acquisition of Golub Capital Investment Corporation (“GCIC”) and Golub Capital BDC 3, Inc. (“GBDC 3”), respectively. Each acquisition was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC and GBDC 3’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC and GBDC 3 investments acquired by the Company pro-rata based on their relative fair value. Immediately following each acquisition, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC and GBDC 3 will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC and GBDC 3 equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC and GBDC 3 equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:
•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium from net investment income calculated in accordance with GAAP.
•“Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee” – Adjusted Net Investment Income excluding the accrual or reversal for the capital gain incentive fee required under GAAP;
•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss).

Exhibit 99.1

The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisitions of GCIC and GBDC 3 and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee under GAAP is useful as a portion of such accrual is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors.

Third Fiscal Quarter 2026 Highlights

•Net investment income per share for the quarter ended June 30, 2026 remained consistent at $0.33 as compared to the quarter ended March 31, 2026. Excluding $0.01 per share in purchase premium amortization from the GCIC/GBDC 3 acquisitions, and no accrual or reversal for the capital gain incentive fee under GAAP, Adjusted Net Investment Income Per Share1 for the quarters ended June 30, 2026 and March 31, 2026 was $0.34.
•Net realized and unrealized gain/(loss) per share for the quarter ended June 30, 2026 was ($0.11). Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 was ($0.12) when excluding $0.01 per share net reversal of unrealized depreciation and realized loss resulting from the amortization of the GCIC/GBDC 3 acquisition purchase premium. The Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 for the quarter ended June 30, 2026 was primarily due to (i) unrealized depreciation resulting from the underperformance of certain portfolio companies that were on or taken to non-accrual during the quarter and (ii) realized losses recognized on the restructuring of two portfolio companies that was partially offset by (iii) net realized gains on the exit of equity investments in multiple portfolio companies and (iv) the reversal of a portion of the unrealized depreciation from fair value adjustments related to market wide credit spread widening recognized during the quarter ended March 31, 2026. For additional analysis, please refer to the Quarter Ended 06.30.2026 Earnings Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Earnings Presentation was also filed with the Securities and Exchange Commission as an exhibit to a Form 8-K. These results compare to net realized and unrealized gain/(loss) per share of ($0.51) during the quarter ended March 31, 2026. Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 for the quarter ended March 31, 2026 was ($0.52) when excluding $0.01 per share net reversal of unrealized depreciation and realized loss resulting from the amortization of the GCIC/GBDC 3 acquisition purchase premium.
•Earnings per share for the quarter ended June 30, 2026 was $0.22 as compared to a loss of $(0.18) for the quarter ended March 31, 2026. Adjusted Earnings/(Loss) Per Share1 for the quarter ended June 30, 2026 was $0.22 as compared to $(0.18) for the quarter ended March 31, 2026.
•Net asset value (“NAV”) per share decreased to $14.25 at June 30, 2026 from $14.35 at March 31, 2026.
•On June 29, 2026, we paid a quarterly distribution of $0.33 per share.
•On July 31, 2026, our board of directors declared a quarterly distribution of $0.33 per share, which is payable on September 29, 2026, to stockholders of record as of September 14, 2026.
•During the three months ended June 30, 2026, we opportunistically repurchased approximately 1,113,992 shares of our common stock for an aggregate purchase price of approximately $14.4 million, at an aggregate price of $12.90 per share, and during the period July 1, 2026 through August 3, 2026 we repurchased approximately 0.4 million shares of our common stock for an aggregate purchase price of approximately $4.9 million, at an aggregate price of $12.86 per share in response to market volatility.
•During the three months ended June 30, 2026, the Golub Capital Employee Grant Program Rabbi Trust (the “Trust”) purchased approximately $31.4 million, or 2,425,911 shares, of our common stock for the purpose of awarding incentive compensation to employees of Golub Capital. Through the first two calendar quarters of 2026, the Trust purchased $50.1 million, or 3,925,911 shares, of our common stock.

1 See footnote 1 to “Selected Financial Highlights” above.

Exhibit 99.1

Portfolio and Investment Activities

As of June 30, 2026, the Company had investments in 424 portfolio companies with a total fair value of $8,196.4 million. This compares to the Company’s portfolio as of March 31, 2026, when the Company had investments in 420 portfolio companies with a total fair value of $8,317.2 million. Investments in portfolio companies as of June 30, 2026 and March 31, 2026 consisted of the following:

	As of June 30, 2026		As of March 31, 2026
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$391,132	4.8%	$403,460	4.9%
One stop	7,162,462	87.4	7,241,236	87.0
Junior debt*	59,048	0.7	57,190	0.7
Equity	583,711	7.1	615,359	7.4
Total	$8,196,353	100.0%	$8,317,245	100.0%

*	Junior debt is comprised of second lien and subordinated debt.
The following table shows the asset mix of our new investment commitments for the three months ended June 30, 2026:

	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$708	5.6%
One stop	11,162	88.7
Junior debt*	—	—
Equity	715	5.7
Total new investment commitments	$12,585	100.0%

*	Junior debt is comprised of second lien and subordinated debt.

Total investments in portfolio companies at fair value were $8,196.4 million at June 30, 2026. As of June 30, 2026, total assets were $8,339.6 million, net assets were $3,704.9 million and net asset value per share was $14.25.
Consolidated Results of Operations
For the third fiscal quarter of 2026, the Company reported GAAP net income of $57.0 million or $0.22 per share and Adjusted Net Income2 of $57.0 million or $0.22 per share. GAAP net investment income was $85.2 million or $0.33 per share and Adjusted Net Investment Income1 was $87.5 million or $0.34 per share. GAAP net realized and unrealized gain/(loss) was ($28.2) million or ($0.11) per share and Adjusted Realized and Unrealized Gain/(Loss)1 was ($30.5) million or ($0.12) per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), unsecured notes, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, unsecured notes, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
2 See footnote 1 to “Selected Financial Highlights” above.

Exhibit 99.1

As of June 30, 2026, we had cash, cash equivalents and foreign currencies of $20.0 million, restricted cash, restricted cash equivalents and restricted foreign currencies of $50.7 million and $4,561.8 million of debt outstanding. As of June 30, 2026, subject to leverage and borrowing base restrictions, we had approximately $1,725.9 million of remaining availability, in the aggregate, on our revolving credit facility with JPMorgan. In addition, as of June 30, 2026, we had $266.8 million of remaining commitments and availability on our unsecured line of credit with GC Advisors.
The Company’s GAAP leverage ratio decreased to 1.24x as of June 30, 2026 and our GAAP debt-to-equity ratio, net3 decreased to 1.23x as of June 30, 2026 (1.23x, on average, throughout the quarter ended June 30, 2026).
On May 27, 2026, we issued $500.0 million of unsecured notes, which bear a fixed interest rate of 6.250% (yield to maturity of 6.508%) and mature on June 1, 2031 (the “2031 Notes”). In connection with the 2031 Notes, we entered into interest rate swap agreements on the $500 million principal amount of the 2031 Notes where we receive a fixed interest rate of 6.250% and pay a floating interest rate of Daily SOFR plus 2.178%
On July 2, 2026, we amended our revolving credit facility with JPMorgan to, among other things, (i) remove the 0.10% adjustment to term SOFR rate and (ii) extend the maturity date to July 2, 2031 from April 4, 2030.
Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower could be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.
Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of June 30, 2026, please refer to the Quarter Ended 06.30.2026 Earnings Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.

3 GAAP debt-to-equity, net is calculated as (a) total debt reduced by (i) cash, (ii) cash equivalents and foreign currencies and (iii) restricted cash held for partial repayment on notes of certain of our securitization vehicles past their reinvestment period term (if any) divided by (b) total net assets.

Exhibit 99.1

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of June 30, 2026 and March 31, 2026:

	June 30, 2026		March 31, 2026
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$140,649	1.7%	$123,169	1.5%
4	6,958,677	84.9	7,288,701	87.6
3	869,177	10.6	722,546	8.7
2	227,850	2.8	182,722	2.2
1	—	—	107	0.0 *
Total	$8,196,353	100.0%	$8,317,245	100.0%
* Represents an amount less than 0.1%

Conference Call
The Company will host an earnings conference call at 10:00 am (Eastern Time) on Tuesday, August 4, 2026 to discuss its quarterly financial results.
All interested parties may register to participate in the conference call through the following URL: https://events.q4inc.com/analyst/406709985?pwd=uxQSacg1.

Participants are also invited to access the conference call by dialing one of the following numbers:
Domestic: +1 (833) 461-5787
International: +1 (585) 542-9983

Participants should reference Golub Capital BDC, Inc. when prompted, or reference conference ID number 406 709 985. All callers are asked to dial in approximately 10-15 minutes prior to the call. An archived replay will be available via a link located on the Events & Presentations section of GBDC's website for one year.

For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 06.30.2026 Earnings Presentation under Events/Presentations.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	June 30, 2026	March 31, 2026
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $8,377,113 and $8,477,016, respectively)	$8,196,353	$8,317,245
Cash and cash equivalents	12,962	65,429
Unrestricted foreign currencies (cost of $7,132 and $6,884, respectively)	7,044	6,763
Restricted cash and cash equivalents	50,657	62,987
Interest receivable	60,888	63,678
Receivable for investments	5,197	3,587
Other assets	6,465	10,008
Total Assets	$8,339,566	$8,529,697

Liabilities
Debt	$4,561,799	$4,723,905
Less unamortized debt issuance costs	(24,247)	(21,427)
Debt less unamortized debt issuance costs	4,537,552	4,702,478
Interest payable	48,007	33,891
Management and income incentive fees payable	36,152	36,533
Accounts payable and other liabilities	12,986	8,675
Total Liabilities	4,634,697	4,781,577

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2026 and March 31, 2026, respectively.	—	—
Common stock, par value $0.001 per share, 500,000,000 shares authorized, 260,033,889 issued and outstanding as of June 30, 2026 and 261,147,881 issued and outstanding as of March 31, 2026.	260	261
Paid in capital in excess of par	3,953,049	3,967,414
Distributable earnings	(248,440)	(219,555)
Total Net Assets	3,704,869	3,748,120
Total Liabilities and Total Net Assets	$8,339,566	$8,529,697
Number of common shares outstanding	260,033,889	261,147,881
Net asset value per common share	$14.25	$14.35

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	June 30, 2026	March 31, 2026
	(unaudited)	(unaudited)
Investment income
Interest income	$185,001	$183,528
Acquisition purchase price premium amortization	(2,256)	(2,520)
Dividend income	4,233	6,360
Fee income	752	766
Total investment income	187,730	188,134
Expenses
Interest and other debt financing expenses	60,993	61,069
Base management fee	20,716	21,035
Incentive fee	15,436	15,542
Administrative service fee	3,107	2,939
Professional fees	1,889	1,627
General and administrative expenses	372	375
Total expenses	102,513	102,587
Net investment income after tax	85,217	85,547

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	(11,071)	(1,451)
Foreign currency transactions	(13,710)	1,354
Forward currency contracts	—	(10,258)
Net realized gain (loss) in investment transactions	(24,781)	(10,355)
Net change in unrealized appreciation (depreciation) from:
Investments	(13,547)	(131,632)
Translation of assets and liabilities in foreign currencies	3,171	(4,398)
Forward currency contracts	6,951	14,042
Net change in unrealized appreciation (depreciation) on investment transactions	(3,425)	(121,988)
Net gain (loss) on investment transactions	(28,206)	(132,343)
(Provision) benefit for taxes on unrealized appreciation on investments	(2)	—
Net increase (decrease) in net assets resulting from operations	$57,009	$(46,796)

Per Common Share Data
Basic and diluted earnings per common share	$0.22	$(0.18)
Dividends and distributions declared per common share	$0.33	$0.33
Basic and diluted weighted average common shares outstanding	260,446,791	262,676,687

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and experienced private credit manager. The firm specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. Golub Capital’s sponsor finance expertise also forms the foundation of its Broadly Syndicated Loan and Credit Opportunities investment programs. Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors.

As of April 1, 2026, Golub Capital had over 1,100 employees and over $90 billion of capital under management, a gross measure of invested capital including leverage. The firm has offices in North America, Europe, Asia and the Middle East. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Christopher Ericson
312-212-4036
cericson@golubcapital.com

Source: Golub Capital BDC, Inc.